EXHIBIT 23(c)



                       CONSENT OF INDEPENDENT ACCOUNTANTS





     We consent to the inclusion in this registration statement of HUBCO, Inc. on Amendment No. 1 to Form S-4 (File No. 33-53203) of our report which includes an explanatory paragraph regarding changes in accounting principles and includes an explanatory paragraph regarding an action seeking unspecified damages and alleging violations of state securities laws, certain banking laws and state common law and a lawsuit filed by a former Bank officer which alleges wrongful termination and seeks unspecified damages, dated January 28, 1994, on our audits of the consolidated financial statements of Washington Bancorp, Inc. and Subsidiary as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993. We also consent to the reference to our firm under the caption "Experts".




                                          /s/ COOPERS & LYBRAND
                                          Coopers & Lybrand






Parsippany, New Jersey
May 9, 1994